SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2013
________________________

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1800 Larimer Street Suite 1100
Denver, Colorado 80202
(303) 571-7511
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In December 2012, Public Service Company of Colorado (PSCo), a Colorado corporation and a wholly owned subsidiary of Xcel Energy Inc., filed a multi-year request with the Colorado Public Utilities Commission (CPUC) to increase Colorado retail natural gas rates by $48.5 million in 2013 with subsequent step increases of $9.9 million in 2014 and $12.1 million in 2015. The request is based on a 2013 forecast test year, a 10.5 percent return on equity (ROE), a rate base of $1.3 billion and an equity ratio of 56 percent. PSCo is requesting an extension of its Pipeline System Integrity Adjustment (PSIA) rider mechanism to collect the costs associated with its pipeline integrity efforts, including accelerated system renewal projects. PSCo estimates that the PSIA will increase by $26.8 million in 2014 with a subsequent step increase of $24.7 million in 2015 in addition to the proposed changes in base rate revenue. In conjunction with the multi-year base rate step increases, PSCo is proposing a stay-out provision and an earnings test through the end of 2015 with a commitment to file a rate case to implement revised rates on Jan. 1, 2016.

In January 2013, the CPUC suspended the tariff filing and set the case for hearing. In order to accommodate the procedural schedule, rates will go into effect as filed on Aug. 10, 2013, subject to refund for the difference between the filed rates and the rates approved in the final CPUC order in the case.

The Office of Consumer Counsel (OCC) asked the CPUC to require PSCo to file a Historic Test Year (HTY) to aid parties in evaluating PSCo’s multi-year rate request. PSCo made that filing on Feb. 14, 2013.

On April 3, 2013, four parties filed answer testimony in the natural gas case. The CPUC Staff and OCC recommended changes to the level of integrity management costs moved from the PSIA rider to base rates. For clarity, PSCo will present base rate recommendations relative to deficiencies without the PSIA revenues to isolate the base rate impacts of the recommendations. PSCo’s 2013 deficiency based on a Forecasted Test Year (FTY) net of PSIA changes was $45 million for 2013 and the revenue deficiency was $28.3 million based on a HTY.

The CPUC Staff recommended a rate reduction of $14.4 million, based on a HTY, an ROE of 9 percent and an equity ratio of 52 percent and other adjustments. The OCC recommended a rate increase of $0.5 million based on a HTY, an ROE of 9 percent and equity ratio of 51.03 percent and other adjustments. No other intervenor made ROE recommendations or specific recommendations regarding the revenue deficiency. The major adjustments to the test year proposed by the Staff and OCC are presented below.

(amounts in millions)	CPUC Staff	OCC
PSCo deficiency based on a HTY	$28.3	$28.3
ROE and capital structure adjustments	($20.8)	($20.0)
Move to a 13 month average from year end rate base	($5.7)	($3.2)
Remove pension asset	($5.9)	-
Remove incentive compensation	($3.5)	($0.2)
Challenge known and measurable	-	($9.0)
Eliminate depreciation annualization	-	($1.8)
Revenue adjustments	($4.1)	($1.4)
Resulting tax impacts	$1.5	$4.7
Other adjustments	($4.2)	$3.1
Recommendation	($14.4)	$0.5

While the OCC did not recommend that the CPUC set rates using a FTY, they did calculate a revenue deficiency of $12.4 million for 2013. PSCo’s rebuttal testimony is due April 26, 2013 and the matter will be heard before an administrative law judge in May 2013.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and PSCo have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and PSCo in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and PSCo’s Annual Reports on Form 10-K for the year ended Dec. 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 8, 2013	Xcel Energy Inc. (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer